Exhibit 99.1

LETTER OF INTENT

By and Between

NEXT GROUP HOLDINGS, INC.

&

LIMECOM INC.

NEXT GROUP HOLDINGS INC. (NXGH: OTCQB) NXGH

1111 Brickell Ave

Suite 2200

Miami, Fl. 33139

LIMECOM INC.

6303 Blue Lagoon Drive

Suite 400

Miami, Fl. 33126

This letter confirm our mutual interest, on a non binding basis and subject to entering into definitive agreement with resepct to merge 100% of LIMECOM INC.into a public vehicle to continue developing and commercializing its telecommunication business, LimeCom, Inc., as of May 16, 2017.

1. Transaction Structure. The transaction ("Transaction") we propose is as follows: Next Group Holdings, Inc. ("NXGH"). Next Group Holdings, Inc., will either create a wholly-owned subsidiary and merge the stock of LimeCom, Inc. (the “Company” or “LimeCom”) into such subsidiary through a Stock Purchase Agreement, or do a Share Exchange Agreement with the Company; whereby, NXGH will issue $10,000,000 dollars worth of shares and pay $2,000,000 upon successful fund raise of $13,000,000 USD and allow LimeCom, Inc., the right to appoint a board member to the board of directors for NXGH, for 100% of the shares in LimeCom, Inc. As part of the inducement of this Transaction, LimeCom, Inc., has represented that it will deliver $125,000,000 in annual revenue with $2,500,000 in EBITA for calendar year 2017.

a. NXGH will acquire all of the real, personal, and intellectual property assets used or usable in LimeCom, including, but not limited to, that certain line of credit for substantial credit facitilty, ( subject to NXGH Board of Director approval and Orlando Taddeo personally ), accounts receivable, inventory, machinery, equipment, land and buildings, trademarks, patents, license agreements, customer contracts, marketing materials, and company name. Patents will be exclusively licensed by LIMECOM to NXGH as will trademarks and any other intellectual property and information technology currently owned or developed in the future by the Company.

b. NXGH will assume certain historical operating liabilities, and shall be disclosed in the definitive agreements.

c. Company will receive $10 million dollars’ worth of restricted shares of NXGH at the closing of the transaction based on $50,000,000 valuation of NXGH. NXGH intends to file a Form 8-K Disclosure statement with the SEC to comply with its SEC reporting requirements. It is anticipated that the shares will become free trading in just over 6 months (except as to Affiliate Status with the Company as per Rule 144) when the SEC completes the review and comments and the Form 10 Disclosure on Current Report Form 8-K is filed. Based on the current capitalization table, we understand that the Company shares issued and outstanding all owned or controlled by Orlando Taddeo as the ultimate beneficial owner;

d. The Company’ has large credit facilities that will also be acquired by NXGH, and will be available and will not be extinguished by the Company or by the completion of this Transaction

e. NXGH’s payment of the $2,000,000 in cash and the issuance of the 10,000,000 dollars worth of NXGH shares to the Company will be completed on a prorated basis; whereby, NXGH will pay half ($1,000,000 dollars and 5,000,000 dollars worth of shares of NXGH) of the payment upon the completion of the acquisition of the Company and the calculations for prorata formula shall be January 1, 2017 through June 31 , 2017 and July 1 , 2017 through December 31, 2017 (subject to audit performed on Company)then the balance of the payment would be paid after the 2017-year end, if the Company reaches revenue of $125,000,000 and of $2,500,000 EBITA as the Company has previously stated it would be able to, to NXGH.

f. The closing of the transactions contemplated by this letter of intent is subject to the completion of the LimeCom, Inc.’s Public Company Accounting Oversight Board (“PCAOB”) approved audit.

g. Notwithstanding anything herein to the contrary, all Company lenders and insurance providers must pre-approve the Transaction before the final documents embodying the Transaction are executed. In addition, in the event that Orlando Taddeo or an entity controlled by Orlando Taddeo stays on as a guarantor on any line of credit or insurance policy after the Transaction is completed, then Orlando Taddeo must have full operational control of the Company as long as such guarantor relationship exists.

2. Operations and Management. The Company will be maintained as a wholly owned subsidiary of NXGH and be managed autonomously. NXGH will offer continued employment and / or consulting contracts to all key employees and consultants, consistent with past practices. The subsidiary will be governed by an operating current board of directors from NXGH. Conditions. NXGH's willingness and ability to effect the Transaction with respect to the Company is subject to: (a) the satisfactory completion of its due diligence; (b) the negotiation and completion of the Definitive Agreement and related schedules and documents; (c) mutual agreement as to the terms of employment for employees; (d) the successful completion of a PCAOB approved audit on the Company, and (e) any required government approvals or necessary third party consents.

3. to conduct a due diligence review of the Company, the Company shall:

a.	grant to NXGH and its representatives reasonable access to the Company's properties, personnel, facilities, books and records, financial and operating data, contracts and other documents;

b.	furnish all such books and records, financial and operating data, contracts and other documents or information concerning any matters reasonably considered by NXGH to be relevant to the Company;

c. cooperate fully with an outside accounting firm to conduct a PCAOB certified audit of the Company's financial statements.

4. Exclusivity. The Company, the Shareholders, and their respective affiliates agree that until July 31, 2017 (the "Exclusivity Period"), they shall grant NXGH an exclusive period to finalize the Definitive Agreement, subject to the terms and conditions set forth in this letter. During the Exclusivity Period, neither the Company nor the Shareholders will, directly or indirectly, solicit or engage in discussion or negotiations with, or provide any nonpublic information to, or otherwise cooperate with, any person or entity which seeks to acquire or expresses an interest in acquiring all or any part of the assets or the equity of the Company, or to enter into any transaction inconsistent with the proposed Transaction without the prior, written consent of NXGH, Notwithstanding the foregoing, it is the intent of the parties hereto to negotiate and execute the definitive, transaction documents within 60 days.

5. Expenses. NXGH shall be responsible for all fees and expenses (including all fees of finders, attorneys, and accountants) which are incurred by NXGH in connection with the Transaction. The Company shall be responsible for all fees and expenses (including all fees of finders, attorneys, and accountants) incurred by the Company, the Shareholders and their respective affiliates in connection with the Transaction, including obtaining the PCAOB audit.

6. Governing Law. This Letter of Intent shall be governed by and construed under the laws of the State of Florida. In case of a dispute between the parties regarding this LOI the parties agree to submit to the exclusive jurisdiction of the state or federal courts of Miami-Dade, County, Florida, USA for the resolution of such disputes with the prevailing party entitled to attorneys fees and costs paid by the losing party.

7. Legal Binding Effect. This letter of intent sets forth the principal terms proposed to be incorporated in the Transaction. However, this letter of intent does not constitute a binding contract and the parties do not intend to be legally bound with respect to a Transaction unless and until all of the documents required to be executed and delivered by the parties in connection with the Transaction are executed by the parties; provided however, the parties agree to be legally bound by the provisions of Sections 4, 5, 6, 7, 8, and 9.

8. Termination. Either party hereto may immediately terminate this Letter of Intent by providing written notice to the other party (e-mail sufficient) of such termination.

IN WITNESS WHEREOF, the parties have executed this Letter of Intent on the date first above written.

LimeCom, Inc.	Next Group Holdings, Inc.

Orlando Taddeo	Arik Maimon
President, CEO	Chairman & , CEO

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